Exhibit 99.1

SIDUS SPACE REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

●	Q3 2024 revenues of $1.9 million, 90% increase year-over-year
●	Q3 2024 gross profit of $38,000, 140% increase year-over-year
●	Q3 2024 EBITDA loss of $2.5 million, 33% improvement year-over-year
●	Q3 2024 selling, general, and administrative expenses of approximately $3.2 million, 15% decrease year-over-year
●	Successfully raised $7 million in public offering
●	Company selected to build 6 satellite Lunar constellation

CAPE CANAVERAL, FL, November 14, 2024 – Sidus Space (NASDAQ: SIDU) (the “Company” or “Sidus”), an innovative, agile space mission enabler, announced its financial results for the third quarter ended September 30, 2024, and provided a business update. The Company is scheduled to host a conference call and webcast today, Thursday, November 14, at 5:00 p.m. ET.

“Our third-quarter results reflect Sidus’ strong momentum as we continue to execute on our strategy, grow our pipeline and manage our operational costs, with a 90% year-over-year quarterly revenue increase and a 15% reduction in SG&A expenses,” said Carol Craig, CEO of Sidus Space. “We are thrilled with the key milestones we’ve achieved this quarter, including our selection as the exclusive satellite manufacturing partner for Lonestar’s lunar data storage constellation and securing FCC approval for our micro constellation in Low Earth Orbit. These accomplishments underscore our commitment to delivering innovative, flexible, and cost-effective solutions in the evolving space industry. As we look ahead, our strategic advancements, such as the launch of our LizzieSat™-2 and 3 satellites and the integration of advanced communication technologies into future LizzieSat™ missions, position Sidus to expand our capabilities and drive continued growth.”

Operational Highlights for the Quarter Ending September 30, 2024:

●	Successfully completed the primary objectives of the Autonomous Satellite Technology for Resilient Application (ASTRA) historic in-space payload mission with NASA Stennis Space Center and secured follow-on contract for additional ASTRA support
●	Secured contract with Xiomas Technologies to supply FeatherEdge™ computing system for fire detection via high-altitude infrared imaging
●	Awarded $2 million contract from Craig Technologies to manufacture two fleet interactive display equipment (FIDE) pre-production unit main panels for a U.S. Navy Propulsion
●	Signed agreement with Neuraspace to provide space traffic management and LEOP (Launch and Early Operations) support services, enhancing Sidus’ constellation operation capabilities
●	Developed the Sidus low voltage differential signaling (LVDS) switch card, which extends the capabilities of the payload processor, enabling communication with multiple optical sensors through high speed LVDS data connections

Subsequent Operational Highlights:

●	Selected to exclusively design and build the first-generation lunar fleet of Data Storage Spacecraft for Lonestar Data Holdings, a provider of premium data storage and Resiliency As A Service (RAAS)
●	Granted approval by FCC for operation of a micro constellation of remote sensing, multi-mission satellites in Low Earth Orbit (LEO) (LizzieSat™ 2-5)
●	Announced upgrade to LizzieSat™ communication system to integrate Iridium-enabled technology into future satellites
●	Successfully completed environmental testing for LizzieSat™-2, which is scheduled for launch no earlier than December 2024
●	Completed the critical design review for LizzieSat™ NL, a laser communication satellite contracted by The Netherlands Organization

Corporate Governance and Capital Formation Highlights:

Board Appointments:

●	Lavanson (LC) Coffey appointed to Board of Directors

Financial Highlights for the Third Quarter Ending September 30, 2024:

Total revenue for the three months ended September 30, 2024, totaled approximately $1.9 million, an increase of $0.9 million compared to total revenue for the three months ended September 30, 2023. The increase was primarily driven by increased satellite-related revenue contracts and the timing of fixed price milestone contracts as compared to the prior year.

Cost of revenue increased 69% to approximately $1.8 million, up from approximately $1.1 million in Q3 2023. The increase was driven by the mix of contract types and increased depreciation expenses in our satellite-related business.

The gross profit increased 140% to approximately $38,000, compared to a loss of approximately $90,000 in Q3 2023, which is mainly due to a favorable mix of contract types and increased sales in our higher margin satellite related business.

Selling, general and administrative expenses totaled approximately $3.2 million, a $570,000 decrease from $3.8 million in Q3 2023, primarily due to a reduction in legal fees, payroll expenses, and insurance costs.

Adjusted EBITDA loss, a non-GAAP measure, for the three months ended September 30, 2024, was $2.5 million, compared to a loss of $3.7 million for the same period the prior year, representing a 33% improvement. Total non-GAAP adjustments for interest expense, depreciation and amortization, acquisition deal costs, severance costs, capital markets and advisory fees, equity-based compensation, and warrant costs are provided in the reconciliation table listed below.

Net Loss for the three months ended September 30, 2024, was $3.9 million, compared to a net loss of $4.1 million in the same quarter of 2023.

Conference Call and Webcast

Event:	Sidus Space Third Quarter 2024 Financial Results Conference Call
Date:	Thursday, November 14, 2024
Time:	5:00 p.m. Eastern Time
Live Call:	+ 1-877-269-7751 (U.S. Toll-Free) or +1-201-389-0908 (International)
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1684792&tp_key=a1891a0338

For interested individuals unable to join the conference call, a dial-in replay of the call will be available until Thursday, November 28, 2024, at 11:59 P.M. ET and can be accessed by dialing +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International) and entering replay pin number: 13748500. An online archive of the webcast will be available for three months following the event at investors.sidusspace.com.

About Sidus Space

Sidus Space (NASDAQ: SIDU) is a space mission enabler providing flexible, cost-effective solutions including custom satellite design, payload hosting, mission management, space manufacturing and AI enhanced space-based sensor data-as-a-service. With its mission of Space Access Reimagined™, Sidus Space is committed to rapid innovation, adaptable and cost-effective solutions, and the optimization of space system and data collection performance. With demonstrated space heritage including manufacturing and operating its own satellite and sensor system, LizzieSat™, Sidus Space serves government, defense, intelligence and commercial companies around the globe. Strategically headquartered on Florida’s Space Coast, Sidus Space operates a 35,000-square-foot space manufacturing, assembly, integration and testing facility and provides easy access to nearby launch facilities.

For more information, visit: https://www.sidusspace.com

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute ‘forward-looking statements’ within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the expected trading commencement and closing dates. The words ‘anticipate,’ ‘believe,’ ‘continue,’ ‘could,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘may,’ ‘plan,’ ‘potential,’ ‘predict,’ ‘project,’ ‘should,’ ‘target,’ ‘will,’ ‘would’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors described more fully in the section entitled ‘Risk Factors’ in Sidus Space’s Annual Report on Form 10-K for the year ended December 31, 2023, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Sidus Space, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

NON-GAAP MEASURES

To provide investors with additional information in connection with our results as determined in accordance with GAAP, we use non-GAAP measures of adjusted EBITDA. We use adjusted EBITDA in order to evaluate our operating performance and make strategic decisions regarding future direction of the company since it provides a meaningful comparison to our peers using similar measures. We define adjusted EBITDA as net income (as determined by U.S. GAAP) adjusted for interest expense, depreciation and amortization expense, acquisition deal costs, severance costs, capital market and advisory fees, equity-based compensation and warrant costs. These non-GAAP measures may be different from non-GAAP measures made by other companies since not all companies will use the same measures. Therefore, these non-GAAP measures should not be considered in isolation or as a substitute for relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis.

The following table reconciles adjusted EBITDA to net loss (the most comparable GAAP measure) for the three months ended September 30, 2024 and 2023:

	Three Months Ended
	September 30,
	2024	2023	Change	%
Net Income / (Loss)	$(3,902,589)	$(4,082,085)	$179,496	-4%
Interest Expense (i)	733,714	207,343	526,371	254%
Depreciation and Amortization (ii)	636,416	68,781	567,635	825%
Fundraising expense (iii)	-	27,500	(27,500)	-100%
Severance Costs	3,192	75,000	(71,808)	-96%
Equity based compensation	76,013	38,275	37,738	99%
Total Non-GAAP Adjustments	1,449,335	416,899	1,032,436	248%
Adjusted EBITDA	(2,453,254)	(3,665,186)	1,211,932	-33%

(i)	Sidus Space incurred increased interest expense due to short-term note payable due in Q4 2024 and interest expense related to an asset based loan.
(ii)	Sidus Space incurred increased depreciation expense 2024 with launch and deployment of satellite fixed asset and related satellite software, as well as new ERP software capitalization.
(iii)	Sidus Space incurred decreased Fundraising expense due to no fundraising activities in Q3 2024.

SIDUS SPACE, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2024	2023
Assets
Current assets
Cash	$1,231,401	$1,216,107
Accounts receivable	1,495,340	1,175,077
Accounts receivable - related parties	269,957	67,447
Inventory	1,700,614	1,217,929
Contract asset	77,124	77,124
Contract asset - related party	50,204	43,173
Prepaid and other current assets	4,405,168	5,405,453
Total current assets	9,229,808	9,202,310

Property and equipment, net	13,198,308	9,570,214
Operating lease right-of-use assets	192,498	115,573
Intangible asset	398,135	398,135
Other assets	78,066	64,880
Total Assets	$23,096,815	$19,351,112

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$5,236,280	$6,697,562
Accounts payable and accrued interest - related party	1,025,288	677,039
Contract liability	77,124	77,124
Contract liability - related party	50,204	43,173
Asset-based loan liability	4,401,772	2,587,900
Notes payable	2,836,150	2,017,286
Operating lease liability	192,497	119,272
Total current liabilities	13,819,315	12,219,356

Total Liabilities	13,819,315	12,219,356

Commitments and contingencies

Stockholders’ Equity
Preferred Stock: 5,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding
Series A convertible preferred stock: 2,000 shares authorized; 0 and 372 shares issued and outstanding, respectively	-	-
Common stock: 210,000,000 authorized; $0.0001 par value
Class A common stock: 200,000,000 shares authorized; 4,081,344 and 983,173 shares issued and outstanding, respectively	409	98
Class B common stock: 10,000,000 shares authorized; 100,000 shares issued and outstanding	10	10
Additional paid-in capital	63,955,422	49,918,441
Accumulated deficit	(54,678,341)	(42,786,793)
Total Stockholders’ Equity	9,277,500	7,131,756
Total Liabilities and Stockholders’ Equity	$23,096,815	$19,351,112

SIDUS SPACE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Revenue	$1,757,251	$762,231	$3,437,160	$3,852,571
Revenue - related parties	111,707	223,289	409,523	766,985
Total - revenue	1,868,958	985,520	3,846,683	4,619,556
Cost of revenue	1,830,787	1,081,801	4,565,549	3,312,261
Gross profit (loss)	38,171	(96,281)	(718,866)	1,307,295

Operating expenses
Selling, general and administrative expense	3,210,069	3,778,460	9,912,466	10,881,111
Total operating expenses	3,210,069	3,778,460	9,912,466	10,881,111

Net loss from operations	(3,171,898)	(3,874,741)	(10,631,332)	(9,573,816)

Other income (expense)
Other income	3,000	-	4,613	17,950
Interest expense	(642,355)	(186,282)	(982,056)	(561,476)
Interest income	23	-	12,336	-
Asset-based loan expense	(91,359)	(21,062)	(252,734)	(100,629)
Finance expense	-	-	-	(806,754)
Total other expense	(730,691)	(207,344)	(1,217,841)	(1,450,909)

Loss before income taxes	(3,902,589)	(4,082,085)	(11,849,173)	(11,024,725)
Provision for income taxes	-	-	-	-
Net loss	$(3,902,589)	$(4,082,085)	$(11,849,173)	$(11,024,725)

Dividend on Series A preferred Stock	-	-	(42,375)	-
Net loss attributed to stockholders	(3,902,589)	(4,082,085)	(11,891,548)	(11,024,725)

Basic and diluted loss per common share	$(0.93)	$(5.49)	$(3.21)	$(21.25)
Basic and diluted weighted average number of common shares outstanding	4,181,344	743,049	3,695,944	518,803

SIDUS SPACE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30,
	2024	2023
Cash Flows From Operating Activities:
Net loss	$(11,849,173)	$(11,024,725)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	236,040	845,029
Depreciation and amortization	1,494,449	148,166
Bad debt	-	15,000
Changes in operating assets and liabilities:
Accounts receivable	(320,263)	258,493
Accounts receivable - related party	(202,510)	(77,796)
Inventory	(482,685)	(717,645)
Contract asset	-	(16,192)
Contract asset - related party	(7,031)	(15,956)
Prepaid expenses and other assets	987,099	(2,511,912)
Accounts payable and accrued liabilities	(495,734)	3,087,470
Accounts payable and accrued liabilities - related party	348,249	29,553
Contract liability	-	16,192
Contract liability - related party	7,031	15,956
Changes in operating lease assets and liabilities	(3,700)	(6,613)
Net Cash provided by (used in) Operating Activities	(10,288,228)	(9,954,980)

Cash Flows From Investing Activities:
Purchase of property and equipment	(5,102,661)	(4,836,249)
Cash paid for asset acquisition	-	(468,663)
Net Cash used in Investing Activities	(5,102,661)	(5,304,912)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock units	13,742,311	14,788,121
Proceeds from asset-based loan agreement	3,990,957	3,487,982
Repayment of asset-based loan agreement	(2,177,085)	(3,490,144)
Repayment of notes payable	(150,000)	(223,995)
Net Cash provided by (used in) Financing Activities	15,406,183	14,561,964

Net change in cash	15,294	(697,928)
Cash, beginning of period	1,216,107	2,295,259
Cash, end of period	$1,231,401	$1,597,331

Supplemental cash flow information
Cash paid for interest	$524,015	$20,353
Cash paid for taxes	$-	$-

Non-cash Investing and Financing transactions:
Class A common stock issued for conversion of Series A convertible preferred stock	$16,566	$-
Recognition of right-of-use asset and lease liability	$284,861	$135,235
Class A common stock issued for exercised cashless warrant	$-	$1,160

CONTACTS:

Investor Relations

investorrelations@sidusspace.com

Media Inquiries

press@sidusspace.com

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